EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Highbury Financial, Inc.

We hereby consent to the incorporation of our report dated March 21, 2007 included in this Annual Report on Form 10-K for the year ended December 31, 2007, on the consolidated financial statements of Highbury Financial, Inc. and Subsidiary as of December 31, 2006 and for the year then ended and the period from July 13, 2005 (inception) to December 31, 2005, into the Company’s previously filed Registration Statement on Form S-3 (No. 333-127272).

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
March 26, 2008